Exhibit 5.9

CONSENT OF EXPERT

Reference is made to the technical report dated February 20, 2012 titled “Technical Report and Updated Preliminary Economic Assessment of the Brucejack Project” (the “Report”).

In connection with the filing of Pretium Resources Inc.’s short form base shelf prospectus dated February 24, 2012, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10 dated February 24, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Lori-Ann Wilchek, on behalf of BGC Engineering Inc. (the “Company”), consent to the use of the Company’s name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the preparation of the Report.

Yours truly,

/s/ Lori-Ann Wilchek
Lori-Ann Wilchek